UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 8, 2013

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

000-53894 (Commission File Number)	27-0455607 (I.R.S. Employer Identification No.)

3801 Las Vegas Boulevard South, Las Vegas, Nevada (Address of Principal Executive Offices)	89109 (Zip Code)

(702) 739-2722

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. (c) and (d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Tropicana Las Vegas Hotel and Casino, Inc. (“the Company”) announced that its board of directors has named Jason A. Goudie, age 42, to serve as the Company’s Vice President and Chief Financial Officer effective July 8, 2013. As a result, as of such date, Mr. Goudie became the principal financial officer of the Company. Mr. Goudie has held a number of key financial roles in the hospitality and gaming industry, where he has focused on growing revenues, maximizing operating efficiencies, and reducing costs.

Since July 2011, Mr. Goudie has served as the Chief Financial Officer of Aristocrat Technologies, Inc (“ATI”). ATI designs, manufactures, and sells gaming machines and casino management systems in North America and Latin America. From January 2008 through December 2010, Mr. Goudie was employed by The M Resort, LLC as the Chief Financial Officer and also had financial responsibility over a related company, Marnell Sher Gaming, LLC. Mr. Goudie’s roles with these companies included the financial responsibility for four separate hotel and casino operations in southern Nevada. In addition, Mr. Goudie has held various key financial and internal audit roles for Black Gaming and Harrah’s Entertainment, Inc. Mr. Goudie initially began his career with Arthur Andersen’s Nevada practice providing audit expertise to a number of hospitality and gaming clients. Mr. Goudie is a certified public accountant and has a bachelor’s degree in business administration with a major in accounting from the University of Nevada, Las Vegas.

Mr. Goudie is a party to an employment agreement entered into on July 8, 2013. The employment agreement has a term of three years, from July 8, 2013 to July 7, 2016, with an additional one year extension, after which Mr. Goudie’s employment will continue on an at-will basis.  Mr. Goudie is entitled under the agreement to: (i) a base salary of $262,600 per year during the term of the agreement; (ii) a one-time signing bonus of $25,000; (iii) a performance bonus of up to 50% of his base salary, with one half of such bonus earned if the EBITDA target for the performance period is met and the other half of such bonus earned if the applicable targets specific to him established at the beginning of each performance period are met (with the “performance period” being each calendar year); and (iv) participate in the equity bonus pool consisting of 5% of the gain upon sale of the Tropicana Las Vegas, Inc. (with the cost basis for such gain computed at the same cost basis as that of the Company’s controlling stockholder, Trilliant Gaming Nevada Inc.), such participation to vest 100% on the fifth anniversary of the effective date of his employment agreement. Mr. Goudie is also entitled to receive benefits similar to similarly situated employees at the Company.

Under the terms of the employment agreement, the Company may terminate Mr. Goudie’s employment at any time (i) for cause, in which case no further benefits will accrue to Mr. Goudie; or (ii) without cause, in which case Mr. Goudie shall be entitled to continue to receive his base salary for six months, receive any earned but unpaid compensation under the bonus plan, and maintain his health and insurance coverage for three months from the date of termination.  Mr. Goudie may terminate his employment at any time (i) for cause (with 15 days prior written notice and an opportunity for the Company to cure), in which case Mr. Goudie shall be entitled to continue to receive his base salary for six months, receive any earned but unpaid compensation under the bonus plan, and maintain his health and insurance coverage for three months from the date of termination; or (ii) without cause (with 30 days prior written notice), in which case no further benefits will accrue to Mr. Goudie.

The above description of the employment agreement with Mr. Goudie is qualified in its entirety by reference to the agreement attached as Exhibit 10.21 to this Current Report on Form 8-K, which exhibit is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.21	Employment Agreement dated July 8, 2013 by and between Tropicana Las Vegas, Inc. and Jason Goudie.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tropicana Las Vegas Hotel and Casino, Inc.

Date: July 8, 2013	By:	/s/ Joanne M. Beckett
Name: Joanne M. Beckett
Title: Vice President, General Counsel and
Corporate Secretary